Pricing Supplement Dated September 10, 1998                   Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                        File No. 333-45373
Prospectus Supplement dated March 2, 1998)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES

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Principal Amount:           $90,000,000          Trade date:          September 10, 1998
Currency or Currency Unit:  US Dollars           Original Issue Date: September 16, 1998
Issue Price:                100%                 Agent's Discount or Commission: 0.0375%
Net Proceeds to Issuer:     $89,966,250          Agent (s): Merrill Lynch & Co.
Maturity Date:              September 16, 1999   CUSIP Number:   69332H FX 9
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Interest:
   Fixed Rate:
   Floating Rate:
      Base Rate:  [ ]  Commercial Paper Rate  [ ]  CD Rate    [ ]  Federal Funds Effective Rate
                  [ ]  LIBOR      [ ]  Treasury Rate    [X] Prime Rate     [ ]  Other
                       ( ) Reuters Page:                                              (see attached)
                          ( ) Telerate Page: _________

Spread:                 minus 2.675%, unless adjusted as described below.

Initial Interest Rate:  To be determined September 15, 1998

Interest Reset Dates:   Each Business Day to but Excluding the Maturity Date

Interest Determination Date:  One Business Day prior to Interest Reset Date

Interest Payment Dates: December 16,1998, March 16, 1999, June 16, 1999,
                        September 16, 1999 (or next Business Day)

Index Maturity:         N/A

Day Count Convention:   [X]  Actual/360      [ ]  Actual/Actual      [ ]  30/360

Option to Receive Payments in Specified Currency:     [ ]  Yes    [ ]  No

Redemption:
      [ ] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
      [X] The Notes may be redeemed, in whole only, prior to maturity, at the option of the Company, with no more than 30 nor less than 8 calendar days notice.
   Initial Redemption Date: March 16, 1999
   Initial Redemption Price:    100 %
                               -----
   Annual Redemption Price Reduction: _________________ % until Redemption Price is 100% of the Principal Amount

Repayment:
      [ ] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
      [X] The Notes may be repaid prior to maturity at the option of the
          Holders, with no more than 30 nor less than 5 calendar days notice. Repayment Date: March 16, 1999
   Repayment Price:  100%

Spread Determination Date:    March 8, 1999

Discount Note:    [ ]  Yes        [X]  No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form: [X]  Global [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:
      [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
      [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of % of Principal Amount.

If as Agent:
      The Notes are being offered at a fixed initial public offering price of _____________% of Principal Amount.

Other Terms:

      The spread applicable to the Notes during the period from and including the Original Issue Date, to but excluding March 16, 1999 will be minus 2.675%. The spread applicable to the Notes during the period from and including March 16, 1999 to but excluding the Maturity Date (the "Subsequent Spread Period") will be the spread as determined by the Company as of 11:00AM New York City time on the Spread Determination Date. If the spread with respect to the Subsequent Spread Period is not determined by 3:00PM on the Spread Determination Date, the spread applicable to the Subsequent Spread Period will be minus 2.675%.

      If the Company does not elect to redeem the Notes on March 16, 1999, the Company will pay the Agent a fee equal to 0.0375% of the principal amount of the Notes offered hereby, which remain outstanding on such date.

      The Agents from time to time perform investment banking and other financial services for the Company and its affiliates, including its parent company, Cendant Corporation ("Cendant"). Federal class action lawsuits have been commenced against Cendant and others alleging securities law violations in connection with public statements relating to Cendant's common stock and its public offering of FELINE PRIDES ("PRIDES") on February 24, 1998. Merrill Lynch, Pierce, Fenner, & Smith Incorporated, as an underwriter of the PRIDES offering, is or may be named as a defendant in certain of these cases.